                                                                     Exhibit 3.3

                            THE COMPANIES ACT - 1999

                           A COMPANY LIMITED BY SHARES

                             ARTICLES OF ASSOCIATION

                                       OF

                           SAIFUN SEMICONDUCTORS LTD.

PRELIMINARY

     1. The regulations contained in the Second Supplement to the Companies Ordinance shall not apply to this Company.

     2. In these Articles, unless the context otherwise requires, the terms below shall have the following meaning attached to them:

          2.1. AGREEMENT A             means the Share Purchase and Shareholders
                                       Agreement by and between the Company, the
                                       Founder and the investors listed in
                                       Schedule A to these Articles.

          2.2. AGREEMENT B             means The Share Purchase Agreement by and
                                       between the Company and the investors
                                       listed on Schedule B to these Articles.

          2.3. AS CONVERTED BASIS      means as if all classes of shares of the
                                       Company have been converted into Ordinary
                                       Shares.

          2.4. THE COMPANY             means the Company whose name is set forth
                                       above.

          2.5. THE COMPANIES ACT       means the Israeli Companies Act 1999, as
                                       may be amended from time to time.

          2.6. FOUNDER                 means Dr. Boaz Eitan.

          2.7. FULLY DILUTED BASIS     means as if all outstanding options and
                                       warrants and convertible instruments or
                                       any other similar rights, agreements or
                                       commitments and all other similar rights
                                       of any Person to receive shares in the
                                       Company have been exercised in full, all
                                       ungranted options under the ESOP deemed
                                       granted and exercised; and after
                                       conversion of all shareholders' loans to
                                       equity (to the extent there are any such
                                       loans).

          2.8. INTERESTED PARTY        means any "Interested party" as such term
                                       is defined in the Israeli Securities Law
                                       of 1968 (the "SECURITIES LAW") and any
                                       officer or director of the Company or any
                                       Person owning

                                       shares of the Company (excluding
                                       employees solely under stock option or
                                       share purchase plans) or any member of
                                       the family or affiliate of such officer, director or shareholder, Person controlled by it or Person controlling it or Person under common control with it.

          2.9. IPO                     means an initial public offering of the
                                       Company's securities.

          2.10. THE OFFICE             means the registered office of the
                                       Company, as may be form time to time.

          2.11. OFFICER                shall be taken to include any Director,
                                       General Manager, Managing Director,
                                       Assistant Managing Director, Assistant
                                       General Manager, any person actually
                                       holding such powers in the Company
                                       regardless of their title, and any other
                                       functionary in the Company, regardless of
                                       his formal title, as long as he is
                                       defined in the Act as an officer of the
                                       Company.

          2.12. ORDINARY SHARES        means the Ordinary Shares of the Company,
                                       NIS 0.01 par value each.

          2.13. PERSON                 means an individual, corporation,
                                       partnership, joint venture, trust or
                                       unincorporated organization.

          2.14. PREFERRED A SHARES     means the Class A Preferred Shares of the
                                       Company, NIS 0.01 par value each.

          2.15. PREFERRED B SHARES     means the Class B Preferred Shares of the
                                       Company, NIS 0.01 par value each.

          2.16. PREFERRED SHARES       means the Class A Preferred Shares and
                                       the Class B Preferred Shares of the
                                       Company.

          2.17. THE REGISTER           means the register of shareholders to be
                                       kept in accordance with Section 127 of
                                       the Companies Act, or, if the Company
                                       shall have any branch register(s) - any
                                       such branch register(s) as the case may
                                       be.

          2.18. SHAREHOLDERS           means Preferred A shareholders, Preferred
                                       B shareholders and Ordinary shareholders.

          2.19. SPECIAL RESOLUTION     means a vote approved by 75% of the
                                       voting Shareholders, where a legal quorum
                                       is present.

          2.20. STRATEGIC INVESTOR     means any business entity, which adds to
                                       the prospects of the Company a material
                                       value beyond the purchase price of its
                                       shares.

          2.21. TOWER                  means Tower Semiconductor Ltd.

          2.22. TOWER AGREEMENT        means the Agreement between the Company
                                       and Tower dated October 9, 1997.

          2.23. ORIGINAL ISSUE PRICE   means the price actually paid by each
                                       respective shareholder for each Preferred
                                       Share of the Company held by such
                                       shareholder.

          2.24. MAJOR SHAREHOLDERS     means (i) thirty four (34) Shareholders
                                       with the highest percentage of
                                       shareholding in the Company, excluding
                                       Shareholders falling within Section 15A
                                       (b)(1), (2) and (3) of the Securities
                                       Law; and (ii) any Shareholders falling
                                       within Section 15A (b)(1), (2) and (3) of
                                       the Securities Law; but excluding in any
                                       event holders of Ordinary shares holding
                                       less than 1% of the Company's issued and
                                       outstanding share capital.

          Words and expressions defined in the Memorandum of Association of the Company shall have the meanings therein defined.

          Subject to the provisions of this Article 2, in these Articles, unless the context otherwise requires, expressions defined in the Companies Act, or any modifications or amendments thereof in force at the date at which these Articles become binding upon the Company, shall have the meanings so defined; and words importing the singular shall include the plural, and vice versa, and words importing the masculine gender shall include females, and words importing persons shall include bodies corporate.

SHARE CAPITAL

     3.   [Intentionally Omitted]

     4. The share capital of the Company is NIS 2,000,000 (two million New Israeli Shekels) divided into 193,600,000 Ordinary Shares par value NIS 0.01 each, 4,000,000 Preferred A Shares of NIS 0.01 par value each and 2,400,000 Preferred B Shares of NIS 0.01 par value each.

     5. The rights and privileges attached to the shares of the Company are as follows:

          5.1. The Ordinary Shares of the Company shall have the following rights:

               5.1.1. To receive notices of meetings;

               5.1.2. To attend the Company's general meeting and vote thereat, either in person or by a proxy;

               5.1.3. To receive dividends, subject to the terms and conditions of Article 5.2.3 herein;

               5.1.4. To participate in the residue of the Company's assets remaining after liquidation, winding up or Deemed Liquidation, subject to the terms and conditions of Article
                    5.2.1 herein.

          5.2. The Company covenants that the Preferred Shareholders shall have the following rights and privileges:

               5.2.1. Liquidation Preference. (A) In the event of (i) any dissolution or liquidation of the Company; (ii) any bankruptcy, insolvency or creditors' arrangement proceeding, under any companies, bankruptcy or insolvency or similar law, whether voluntary or involuntary, is commenced by or against the Company; or (iii) a receiver, a liquidator or a trustee in a creditors' arrangement has been appointed to Company's assets; or (B) unless otherwise agreed by the holders of at least two thirds (2/3) of the Preferred Shares, upon any event of sale of all or substantially all of the assets or shares of the Company or a merger or acquisition of the Company pursuant to which the shareholders of the Company will not be the majority shareholders of the surviving entity (a "DEEMED LIQUIDATION EVENT"), any assets of the Company available for distribution (including securities or any other assets received by the Company or its shareholders in such Deemed Liquidation Event) ("DISTRIBUTABLE ASSETS") shall be distributed pursuant to the following order of preference:

                    5.2.1.1. The holders of the Preferred B Shares shall be
                         entitled to receive, prior to and in preference to any payments to any of the holders of any other classes of shares including Ordinary Shares and Preferred A Shares, an amount in US Dollars per Preferred B Share calculated as follows (the "PREFERRED B LIQUIDATION AMOUNT"): (A) if the value of the Distributable Assets ("COMPANY VALUE") is less than US $500 million, then each holder of the Preferred B Shares shall be entitled to receive at its discretion, for each Preferred B Share, prior to and in preference to payments to all other shareholders, an amount equal to either: (i) the Original Issue Price (adjusted for any event of share combination or subdivision, issuance of bonus shares, stock splits or any other recapitalization of the Company's shares (a "RECAPITALIZATION EVENT") plus of 28% (twenty eight percent) or (ii) its pro rata share among all shareholders of the Company (B) if the Company Value is between US$500 million and US$750 million, each holder of the Preferred B Shares shall be entitled to receive for each Preferred B Share, prior to and in preference to payments to the holders of Preferred A Shares and Ordinary Shares , an amount equal to 128% (one hundred twenty eight percent) of the amount reflecting its proportionate holding in the Company (for example, assuming the holders of the Preferred B Shares hold 10% of the share capital of the Company and the

                         Company Value is US$500 million, they will be entitled to receive US$64 million); (C) if the Company Value exceeds US$750 million, each holder of the Preferred B Shares shall be entitled to receive, prior to and in preference to payments to the holders of Preferred A Shares and Ordinary Shares, an amount reflecting its proportionate holding in the Company but in any event not less than the maximum amount to which it is entitled under sub-clause (B) above, i.e not more than US$96 million.

                    5.2.1.2. If after payment of the Preferred B Liquidation
                         Amount is paid in full to the holders of Preferred B Shares there remain any Distributable Assets, they shall be distributed to the holders of Preferred A Shares as follows (the "PREFERRED A LIQUIDATION AMOUNT"): (A) If by the time of the Deemed Liquidation Event the holders of Preferred A Shares have not exercised the options granted to them under the agreement dated March 24 1998 ("Options"), the following will apply: (i) if the value of the Distributable Assets is less than US$ 50 million, the holders of the Preferred A Shares shall be entitled to receive prior to and in preference to payments to the holders of Ordinary Shares a sum which shall be the lower of US$6 million or all of the remaining Distributable Assets. (ii) if the value of the Distributable Assets is between US$50 million and US$100 million, the holders of the Preferred A Shares shall be entitled to receive prior to and in preference to payments to the holders of Ordinary Shares a sum which shall be 12% of the remaining Distributable Assets, or (B ) If by the time of the Deemed Liquidation Event, the holders of Preferred A Shares have exercised the Options, the following will apply:
                         (i) if the value of the Distributable Assets is less than US$50 million, the holders of the Preferred A Shares shall be entitled to receive prior to and in preference to payments to the holders of Ordinary Shares a sum which shall be the lower of US$9 million or all of the remaining Distributable Assets; (ii) if the value of the Distributable Assets is between US$50 million and US$100 million, the holders of the Preferred A Shares shall be entitled to receive prior to and in preference to payments to the holders of Ordinary Shares a sum which shall be the combination of

                         US$3 million plus 12% of all the remaining
                         Distributable Assets.

                    5.2.1.3. Any remaining Distributable Assets or securities
                         shall be distributed pro-rata to the holders of Ordinary Shares of the Company to the exclusion of the holders of Preferred A Shares and Preferred B Shares.

                    5.2.1.4. Notwithstanding the provisions of sub-Article
                         5.2.1.3 above, the Preferred A Shareholders may elect (by decision of majority f the Preferred A Shareholders) to forgo the provisions of sub-Article
                         5.2.1.2 above, and in such case all of the remaining Distributable Assets of the Company then available for distribution shall be distributed pro-rata among the holders of the Preferred A Shareholders and Ordinary Shares, in proportion to their respective shareholdings in the Company on an as-converted basis to the exclusion of the holders of Preferred B Shares.

               5.2.2. Voting Rights. The holders of the Preferred Shares shall be entitled to vote in all shareholders meetings, and each of them shall have votes in the number of Ordinary Shares into which such Preferred Shares held by it could then be converted, calculated on an As Converted basis.

               5.2.3. Dividend Participation. In the event that any dividends or other distributions, whether in cash or in securities or other assets, shall be declared or distributed by the Company, each holder of the Preferred B Shares shall be entitled to receive for each Preferred B Share, prior to and in preference to distributions to any of the other Shareholders, an amount equal to the amount to which such Preferred B Shares holder is entitled pursuant to the provisions of Section 5.2.1 above. Subject to such preference, the holders of Preferred A Shares shall be entitled to participate in any such distribution pro-rata on an as converted basis.

               5.2.4. The holders of the Preferred Shares shall have conversion rights as follows (the "CONVERSION RIGHTS"):

                    5.2.4.1. Right to Convert

                         (a) Each Preferred Share shall be convertible, at the option of the holder of such share, at any time after the date of issuance of such share, into such number of fully paid and non-assessable Ordinary Shares of the Company as is determined by dividing the applicable Original Issue Price for such share by the Conversion Price at the time in effect for such share. The initial Conversion Price per Preferred Share shall be the Original Issue Price for such share. The Conversion Price for the Preferred Shares shall be subject to adjustment as set forth in Sections 5.2.4.3
                         - 5.2.4.6, as applicable.

                         (b) Each Preferred Share shall automatically be converted into fully paid and non-assessable Ordinary
                         Shares: (i) at any time, by the vote of the holders of majority holders of that same certain class of Preferred Shares, as applicable; or (ii) automatically upon an IPO or a merger or acquisition of the Company pursuant to which the shareholders of the Company will not be the majority shareholders of such new entity.

                    5.2.4.2. Mechanics of Conversion

                         Upon conversion by any holder of Preferred Shares of the same into Ordinary Shares the holder shall surrender the certificate or certificates thereof at the office of the Company and shall give written notice to the Company of the election to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

                    5.2.4.3. Conversion Price Adjustments of Preferred B Shares.

                         5.2.4.3.1. The Conversion Price of each Preferred B
                              Share shall be subject, from time to time, to the following Anti Dilution adjustment: Until the earlier of (i) 24 months after the Closing of Agreement B or (ii) IPO, upon each issuance by the Company of any Additional Shares (as defined below), after the date upon which any of the

                              Preferred B Shares were first issued (the first issuance date is referred to as the "Purchase Date"), without consideration or for a consideration per share less than the Conversion Price for the Preferred B Shares in effect immediately prior to the issuance of such Additional Shares, the Conversion Price for the Preferred B Shares in effect immediately prior to each such issuance shall be reduced to a price determined on a "weighted average" basis, as set forth in EXHIBIT A hereto.

                         5.2.4.3.2. In the case of the issuance of options to
                              purchase or rights to subscribe for Additional Shares, or securities by their terms convertible into or exchangeable for Additional Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities (collectively, "Options"), the aggregate maximum number of Additional Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation the passage of time, but without taking into account potential anti dilution adjustments), conversion or exchange, as the case may be, of such Options, shall be deemed to have been issued at the time of the actual issuance of the shares deliverable upon exercise, conversion or exchange, as the case may be, of such Options at a consideration equal to the consideration, if any, received by the Company for such Options upon the issuance of such Options plus any additional consideration payable to the Company pursuant to the terms of such Options (without taking into account potential anti dilution adjustments) for the Additional Shares covered thereby.

                         5.2.4.3.3. "Additional Shares" shall mean shares of any
                              class issued (or deemed to have been issued pursuant to Article 5.2.4.3.2.) by the Company after the Purchase Date other than shares issued:
                              (i) to employees,
                              consultants and directors (excluding the Founder) in the framework of the ESOP approved by the Board; (ii) issuances of shares constituting up to 10% of the issued and outstanding share capital of the Company to a strategic investor (which means any business entity, which adds to the prospects of the Company a material value beyond the purchase price of its shares, which, has entered or simultaneously with the investment in the Company enters into a commercial agreement with the Company, which agreement is deemed by the Board as materially contributing to the Company's research & development, marketing, distribution or sales); (iii) in exchange for the acquisition of another entity, line of business or technology; or
                              (vi) a Recapitalization Event of the Company's shares capital.

                    5.2.4.4. Conversion Price Adjustments of Preferred Shares.
                         Without derogating from any of the aforesaid, the Conversion Price of each Preferred Share shall be subject, from time to time, to the following adjustment:

                         5.2.4.4.1. In the case of the issuance of Additional
                              Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be an integral part of the consideration paid and shall be deemed to be the fair value thereof.

                         5.2.4.4.2. If the Company shall subdivide or combine
                              its Ordinary Shares, the Conversion Price shall be proportionately reduced, in case of subdivision of shares, or shall be proportionately increased in the case of combination of shares.

                         5.2.4.4.3. If the Company at any time shall pay a
                              dividend payable in additional Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares (hereinafter referred to as "Ordinary Share Equivalents"), then the Conversion Price shall be adjusted as at the date the Company shall fix as the record date for the purpose of receiving such dividend (or if no such record date is fixed, as at the date of such payment), to that price determined by multiplying the Conversion Price in effect immediately prior to such record date (or if no such record date is fixed then immediately prior to such payment) by a fraction, (a) the numerator of which shall be the total number of Ordinary Shares outstanding and those issuable with respect to such Ordinary Share Equivalents being determined from time to time in the manner provided for deemed issuance in Article 5.2.4.3.2.) immediately prior to such dividend, and (b) the denominator of which shall be the total number of Ordinary Shares outstanding and those issuable with respect to such Ordinary Share Equivalents (determined as aforesaid) immediately after such dividend (plus, in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued fractional shares in connection with such dividend).

                         5.2.4.4.4. No adjustments of the Conversion Price for
                              the Preferred Shares shall be made in an amount less than one cent per share.

                         5.2.4.4.5. No adjustment of the Conversion Price shall
                              be made pursuant to Article 5.2.4.3 if it has the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                    5.2.4.5. Other Distributions

                         In the event the Company shall declare a distribution payable in securities of other Persons, evidence of indebtedness issued by the Company or other Persons, assets (including cash dividends) or options or rights then, in each such case for the purpose of this Article 5.2.4.5., the holders of the Preferred Shares shall be entitled to receive such distribution in respect of their holdings, on an As Converted Basis as of the record date for such distribution.

                    5.2.4.6. Recapitalization

                         If at any time or from time to time there shall be a Recapitalization of the Ordinary Shares, provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion of the Preferred Shares would have been entitled immediately prior to such Recapitalization. In any such event all Conversion Rights shall be adjusted as applicable.

                    5.2.4.7. No Impairment

                         The Company will not, by amendment of its Articles of Association or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 5.2.4. and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

                    5.2.4.8. No Fractional Shares and Certificates as to
                         Adjustments

                         (a) No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share.

                         (b) Upon the occurrence of each adjustment of the Conversion Price of Preferred Shares pursuant to this
                         Article 5.2.4, the Company, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment and showing in detail the facts upon which such adjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

                    5.2.4.9. Reservation of Shares Issuable Upon Conversion

                         The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares.

SHARES

     6. Subject to Article 106 herein, the Company may issue shares with such preferred or deferred rights of redemption or other special rights or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, all such rights to be determined by the Company from time to time by special resolution.

     7. Subject to Article 106 herein, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by the terms of issue of the shares of that class, may be modified, abrogated or otherwise dealt with by the Company, with the consent in writing of the holder(s) of three-fourths (3/4) of the issued shares of that class.

     8. The provisions of these Articles relating to General Meetings and to the convening thereof and to notices in respect thereof and to resolutions to be passed thereat shall mutatis mutandis apply to every separate General Meeting referred to in Article 7; The provision of Articles 64 and 66 below with regard to quorums at General Meetings shall apply as well to such separate General Meetings.

     9. The shares of the Company shall be under the control of the Board of Directors, who may allot them or otherwise dispose of them to such persons, on such terms and conditions, and either at a premium or at par, or subject to the provisions of the Companies Law, at a discount and at such times as the Board of Directors may deem fit, and with full power to give to any person the call of any shares either at par or at a premium or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may deem fit, provided, however, that unless otherwise agreed by the Board of Directors of the Company:

          9.1. Prior to an IPO, prior to issuance of any shares by the Company, except as provided below, the Company shall offer to the Major Shareholders to participate in such issue, and each Major Shareholder shall be granted the preemptive right to purchase a number of shares from the new issue - on equal terms of allotment
               - so as to maintain its percentage shareholding in the Company, always provided that such shareholder is not in default of payment due from it in respect of the shares held by it.

               The above preemptive right shall not apply in case of issuance of shares to: (i) employees, consultants and directors (excluding the Founder) in the framework of an incentive stock option plan, and (ii) a Strategic Investor.

          9.2. The details of every new offer of shares shall be delivered to all of the Major Shareholders ("Offerees"), which are entitled to receive an offer in accordance with Article 9.1. above ("Issuance Notice"). Each of the Offerees shall notify the Company within 14 days of receipt of the Issuance Notice, whether it/he wishes to purchase the shares to which it is entitled and whether it/he wishes to participate in the purchase of the surplus shares that are not taken by a party entitled to them and who did not deliver to the Company a notice of his desire to purchase them.

     10. If by the conditions of allotment of any share, the whole or any part of the price thereof shall be payable by installments, every such installment shall, when due, be paid to the Company by the registered holder of the share for the time being or from time to time or by his administrators.

     11.  [Intentionally Reserved]

     12. Save as herein otherwise provided, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a Court of competent jurisdiction, or as by statute required, be bound to recognize any equitable or other claim to or interest in such share on the part of any other person.

SHARE CERTIFICATES

     13. The certificates of title to shares shall be issued under the seal of the Company if the same exists and shall bear the signatures of two Directors, or of any other person or persons authorized by the Board of Directors.

     14. Every shareholder shall be entitled to one certificate for all the shares of each class registered in his name, and if the Board of Directors so approves (upon payment of the amount which may from time to time be fixed by the Board of Directors), to several certificates, each for one or more of such shares. Every certificate of shares shall specify the denoting numbers of the shares in respect of which it is issued and may also state the amount paid-up thereon.

     15. The certificate of shares registered in the names of two or more persons shall be delivered to the person first named on the Register in respect of such co-ownership.

     16. If a share certificate is defaced, lost or destroyed, it may be renewed on payment of such fee, if any, and on such terms as to evidence such lost or destruction, as the Board of Directors may reasonably think fit.

CALLS

     17. The Board of Directors may from time to time make such calls as it deems fit upon the shareholders in respect of all moneys unpaid on the shares held by them respectively, and not by the conditions of allotment thereof made payable at fixed times, and each shareholder shall pay the amount of every call so made to him to the persons and at the time and place appointed by the Board of Directors.

     18. A call may be made payable by installments and/or under other terms, and shall be deemed to have been made when the resolution of the Board of Directors authorizing such call was passed.

     19. Seven days' notice of any call shall be given, specifying the time and place of payment, and to whom such call shall be paid, provided that before the time for payment of such call the Board of Directors may, by notice in writing to the shareholders, revoke the same or extend the time for payment thereof.

     20. If by the terms of issue of any share or otherwise any amount is made payable at any fixed time or by installments at fixed times, whether on account of the amount of the share or by way of premium, every such amount or installment shall be payable as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained in respect of such calls shall apply to such amount or to such installment.

     21. Joint holders of a share shall be jointly and severally liable to pay all calls in respect of such share.

     22. If the amount of any call or installment is not paid on or before the due date for payment thereof, then the person who is for the time being the owner of the share on which the call was made or the installment became due shall pay interest on the said amount at the maximum rate permissible under the law for the time being, or at such lesser rate as may be fixed by the Board of Directors from time to time and linkage differentials to a foreign currency or other index, as determined by the Board of Directors, all as from the date of payment until the sum is actually paid. The Board of Directors shall, however, be at liberty to waive the payment of interest and/or linkage, wholly or in part.

     23. If the Board of Directors thinks fit, it may receive from any shareholder willing to advance the same, any amounts due on account of all or any of his shares which have not yet been called or in respect of which the date of payment has not yet fallen due, and, unless otherwise agreed with such shareholder, the Board of Directors may pay him interest on all or any of the amounts so advanced, up to the date when same would, if not paid in advance, have fallen due at such rate of interest as may be agreed upon between the Board of Directors and such shareholder, and the Board of Directors may at any time repay any amount so advanced by giving such shareholder a three months' prior notice in writing.

FORFEITURE AND LIEN

     24. If any shareholder fails to pay any call or installment or any other payment towards the Company in respect of shareholders' loan or other financing provided by the shareholders on or before the day appointed for payment of the same, the Board of Directors may at any time thereafter, as long as the said call or installment or payment remains unpaid, serve a notice on such shareholder requiring him to pay the same, together with any interest and Linkage differentials as aforesaid that may have accrued and all expenses that may have been incurred by reason of such non-payment.

     25. The notice shall name a day (not being less than seven days from the date of the notice) and a place or places on and at which such call or installment and such interest, said linkage differentials and expenses as aforesaid are to be paid. The notice shall also state that in the event of non-payment at or before the time and at the place appointed, the shares in respect of which the call was made or installment is payable as well as the shares held by the shareholder at that time or thereafter will be liable to be forfeited.

     26. If the requisitions of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may, at any time thereafter, before payment of all calls or installments, interest, said linkage differentials and expenses, due in respect thereof, be forfeited by a resolution of the Board of Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

     27. Any share so forfeited shall be the property of the Company, and the Board of Directors may, subject to the provisions hereof, sell, reallot and otherwise dispose of the same as it may deem fit.

     28. Any shareholder whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, installments, interest and expenses owing upon or in respect of such shares at the time of forfeiture, together with interest and said linkage differentials thereon from the time of forfeiture until payment, at the maximum rate of interest permissible under the law for the time being, and the Board of Directors may enforce the payment of such moneys, or any part thereof, if it so thinks fit, but shall not be under any obligation to do so.

     29. The Board of Directors may at any time, before any share so forfeited shall have been sold, reallotted or otherwise dispose of, annul the forfeiture on such conditions as it thinks fit.

     30. The Company shall have a first and paramount lien upon all the shares registered in the name of each shareholder, and upon the proceeds of sale thereof, for his debts, liabilities and engagements arising from any cause whatsoever, solely or jointly with any other person, to or with the Company, whether the period for the payment fulfillment or discharge thereof shall have actually arrived or not and no equitable interest in any share shall be created except upon the footing and condition that Article 11 hereof is to have full effect. Such lien shall extend to all dividends from time to time declared in respect of such shares. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) on such shares.

     31. For the purpose of enforcing such lien, the Board of Directors may sell the shares subject thereto in such manner as it thinks fit; but no sale shall be made until the period for the fulfillment or discharge of the debts, liabilities and engagements as aforesaid shall have arrived, and until notice in writing of the intention to sell shall have been served on such shareholder, his executors or administrators, and default shall have been made by him or them in the payment, fulfillment or discharge of such debts, liabilities or engagements for seven days after such notice.

     32. The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or towards satisfaction of the debts, liabilities or engagements of such shareholder (including debts, liabilities and engagements which have not yet fallen due for payment or satisfaction) and the residue (if any) shall be paid to the shareholder, his executors, administrators or assigns.

     33. Upon any sale after forfeiture or for enforcing a lien in exercise of the powers hereinbefore given, the Board of Directors may appoint some person to execute an instrument of transfer of the shares sold and cause the purchaser' s name to be entered in the register in respect of the shares sold, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the register in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only against the Company exclusively.

TRANSFER AND TRANSMISSION

     34. Any transfer of shares in the Company shall be subject to the following provisions:

SALE OF SHARES IN THE COMPANY

     35.  Right of First Refusal

          Until IPO, in every sale or transfer or other disposition of shares in the Company, the selling or transferring shareholder (hereinafter the " Offeror") shall be obligated to offer them first to all Major Shareholders (the "Offerees") under identical terms and as specified hereinbelow. Notwithstanding the above, in case of the transfer of ordinary shares between Boaz Eitan and Eitan Sycamore Ltd., the aforesaid right shall not apply if and to the extent one of them elects to acquire the other's shares.

          A transfer of shares in the Company shall not be permitted except subject to the obligation of the transferee to fulfill all of the transferor's obligations according to this Article.

     36.  Notice of Offer

          The Offeror shall send a written offer to all of the Offerees, which offer shall include the following details:

          36.1. The number of shares for sale or transfer (hereinafter "the Offered Shares").

          36.2. The entity and/or the person to whom the Offeror wishes to sell or transfer the Offered Shares (hereinafter "the Buyer").

          36.3. The price of the Offered Shares, which shall be paid by the Buyer, the terms of payment and credit, and any other term related to the sale or transfer.

          (hereinafter: "Notice of Offer")

          The Offerees undertakes not to make contact with the Buyer so long as all of the proceedings hereunder have not been completed.

     37.  Notice of Purchase

          Each Offeree may notify the Offeror in writing, with a copy to the Company, within 21 days of receipt of the Notice of Offer, of its/his desire to purchase the Offered Shares, according to one of the following possibilities:

          37.1. All or more than the Offered Shares;

          37.2. Part of the Offered Shares.

          All at the price and under the terms set in the Notice of Offer (hereinafter: "Purchase Notice").

     38. Lack of response: If by the end of a 21-day period for giving a Purchase Notice no Purchase Notices have been received, then the Offeror will be free, during the following 90 days, to sell the Offered Shares to the Buyer at a price that shall not be less than the price indicated in the Notice of Offer and under terms not better than those specified in the Notice of Offer. In such event the Company shall give its consent to the transfer subject to the provisions of
          Article 48 below.

     39.  A Purchase Notice to purchase the entire quantity of the Offered
          Shares: If Purchase Notices have been received for a total number of shares equal to the number of all the Offered Shares, the contract between the parties shall be created and the Offeree/s must purchase the number of shares indicated in the Purchase Notice submitted by them, and the Offeror must sell the Offered Shares to the Oferree/s. In the event that the total number of shares for which Purchase Notices have been received is higher than the total number of Offered Shares, the Offerees shall be entitled to purchase, each the number of Offered Shares to which it is entitled, calculated on a pro rata basis.

     40. Offers for a quantity less than the offered quantity: If Purchase Notices are received regarding a total number of shares that is less than the quantity of The Offered Shares, it shall be deemed a lack of response as specified in Article 38 above; however, the Offeror may, at his sole discretion, sell all of the shares for which Purchase Notices have been received to the Offeree/s, and the provisions of
          Article 38 above shall apply with regard to the shares that were not acquired, accordingly.

     41. Desire to participate: An Offeree who desires to participate in the Offeror's sale of shares to the Buyer shall be entitled to give a participation notice instead of a notice to purchase. The participation notice shall include the number of shares which the Offeree desires to sell in accordance with Article 49 below (hereinafter: the "Participation Notice").

     42.  Acquisition Notice

          In the event of an offer to acquire the entire quantity of the Shares Offered, or in the event that the Offeror decides as aforesaid in
          Article 40 that he wishes to sell to the Offeree as stated in Article 40 only part of the shares, the Offeror shall send, within seven (7) days after the last date for submitting Purchase Notice, a notice to the Offeree (hereinafter: "Acquisition Notice") which will indicate that the Purchase Notice has been received and which will specify the number of shares that will be acquired by the Offeree and the amount that the Offeree has to pay the Offeror.

     43.  Exceptions to the Duty to Offer

          Notwithstanding the aforesaid, and without derogating from Articles 35
          - 40 above, there shall be no restriction upon the transfer of shares in each of the following instances, provided that the transferee is not competing with the Company business and subject to the transferee's agreeing to be bound by any agreement with other shareholders which binds the transferor:

          43.1. A transfer to a corporation in which the transferor holds over 76% of the voting rights and/or the right to appoint not less than 76% of the directors.

          43.2. If the shares will be held by an individual, a transfer to a relative of the individual as defined in Article 76 of the Income Tax Ordinance.

          43.3. Notwithstanding anything to the contrary herein, each of the holders of the Preferred Shares shall be entitled to transfer and assign all or a part of its Shares, together with the corresponding rights and obligations thereunder: (a) to a corporate entity which controls, is controlled by, or is under common control with such holder, or to a Person who is under the same management as the holder, or to one or more of its shareholders, directors, officers or limited or general partners, or to entities that manage or co-manage, directly or indirectly, the holder or any of its general or limited partners or affiliates thereof; and (b) to any other holder of Preferred Shares of its own class; all free of any right of first refusal or similar right of any other shareholder of the Company, whether set forth herein or in an agreement.

     44.  [Intentionally Omitted].

     45.  [Intentionally Omitted].

     46. In every instance of a transfer as set forth in Article 43 hereinabove, transferee shall be entitled to transfer the shares back to transferor.

     47.  [Intentionally Omitted].

     48.  Restrictions on Transfer

          Notwithstanding the foregoing the Board of Directors may refuse a transfer of shares in the Company in the event of:

          48.1. A transfer to a competitor of the Company.

          48.2. A transfer to an entity which has been convicted, or the directors of which have been convicted, of criminal offenses of moral turpitude, or there is a concern that an action of said character will be filed against them.

          The provision concerning first refusal rights shall apply to every transfer of shares in the Company including the part of the shares of the transferor, and including a gift or testamentary disposition or a sale by a receiver or liquidator or trustee in bankruptcy. The provision concerning first refusal rights shall also apply to a transfer of shares from the transferee to additional transferees.

     49.  Co-Sale Rights

          The following provisions shall apply to dispositions of shares by the
          Founder:

          49.1. Tower shall have the following Tag Along Rights:

               If at any time prior to an IPO, Founder and/or Eitan Sycamore Ltd. wish to sell in one or more transactions, more than 25% (twenty five percent) of their combined shares in the Company and Tower does not exercise it's right to first refusal as set forth in Articles 35-42 above, Founder and Eitan Sycamore Ltd. undertake to then notify Tower in writing of its option to exercise its Tag Along Rights, including a description of the material terms of the proposed sale. Tower shall advise Founder in writing within 10 business days of receiving the notice whether it wishes to exercise its Tag Along Rights, and this decision shall be irrevocably binding on Tower for a period of 6 months following its notification to Founder.

               For the purposes of this Sub-article 49.1 Tag Along Rights means Tower's right to require and Founder and Eitan Sycamore Ltd.'s obligation to provide as part of a proposed sale of their shares in that the Company that Tower shall be given the right to sell shares in such sale pro rata to the holdings of Tower in the Company, and on the same terms and conditions as the sale by Founder and/or Eitan Sycamore Ltd.

          49.2. If the Founder desires to sell, transfer or otherwise dispose of any of his shares in the Company, the Preferred Shareholders shall have the right to participate in such transactions pro rata to their holdings of the issued and outstanding share capital of the Company (on an as-converted basis), as set forth below.

               If at any time prior to IPO the Founder desires to sell, assign, transfer, pledge, grant any right in or otherwise dispose of any of his shares in the Company (collectively, in this Sub-article, "TRANSFER") pursuant to the terms of a bona fide offer received from a third party (in this Sub-article, the "BUYER") or otherwise, the Founder shall promptly give the Preferred Shareholders written notice thereof, which shall fully describe the proposed Transfer (the "CO-SALE OFFER"), and the Preferred Shareholders or any one of them shall have the right to require, within fourteen days of receipt of the Co-Sale Offer, as a condition to such Transfer described therein, that the Buyer shall purchase from each Preferred Shareholder at the same price per share and on the same terms and conditions as involved in such Transfer by the Founder, a percentage of the shares (regardless of whether they consist of Preferred or Ordinary Shares, and on an as-converted basis) proposed to be acquired by the Buyer (in this Sub-article, the "TRANSACTION

               SHARES") expressed by a fraction, the numerator of which is the number of shares then held by each such Preferred Shareholder, on an as-converted basis, and the denominator of which is the sum of
               (i) the aggregate number of shares then held by all Preferred Shareholders which exercised their right to participate in the Transfer hereunder, on an as-converted basis, plus the shares of Tower to the extent it exercises its right of participation as set forth in Article 49.1 above, and (ii) the number of shares then held by the Founder, all multiplied by 100 (such percentage shall be referred to as the "PREFERRED SHAREHOLDERS CO-SALE PRO RATA PERCENTAGE").

               In the event that one or more of the Preferred Shareholders shall elect to participate in such Transfer, each such Preferred Shareholder communicate in writing such election to the Founder within the aforesaid period of time, and, if the Transfer to the Buyer is consummated, such Preferred Shareholder shall be entitled to and shall Transfer to the Buyer as part thereof its Preferred Shareholders Co-Sale Pro Rata Percentage of the Transaction Shares, at the same price per share and on the same terms and conditions as set forth in the Co-Sale Offer. If a Preferred Shareholder did not respond to a Co-Sale Offer within the aforesaid time period, it shall be deemed to be waiving its right to participate in such Transfer.

               If none of the Preferred Shareholders elected to participate in such Transfer, then the Founder shall be entitled to sell or transfer the Transaction Shares to the Buyer at any time within 90 days thereafter. Any such Transfer shall be at not less favorable terms and conditions to the Founder than those specified in the Co-Sale Offer. Any Shares not sold within such 90-day period shall continue to be subject to the requirements of this Article 49.

          49.3. For the purposes of Article 49 shares held by an entity controlled (directly or indirectly) by the Founder and/or relative or affiliate shall be treated as shares held by the Founder.

          49.4 Any sale or transfer of shares by the Founder of up to 5% of his holdings in the Company at the closing of the Agreement B shall not grant the holders of Preferred Shares the Co-Sale rights described in this Article 49.

     49A. Bring Along. Until an IPO, in the event that shareholders of the Company holding at least 80% of the Company's issued and outstanding share capital on a fully diluted and on as converted basis shall elect to sell all of their shares to a third party (the "Proposing Shareholders") then all remaining shareholders (the "Remaining Shareholders") shall be obligated, if so demanded by the Proposing Shareholders, to sell all of their shares in the Company to such third party at the same price and upon the same terms and conditions as the Proposing Shareholders. Proceeds received under this section shall be distributed among the Shareholders of the Company in accordance with distribution instructions set forth in Article 5.2 herein with respect to an event of Deemed Liquidation.

     50. No transfer of shares shall be registered unless a proper instrument of transfer has been submitted to the Company, coupled with the certificate for the shares to be transferred. As long as the transferee is not registered in the Register in respect of the shares transferred to him, the rights and obligations of the registered owner of the shares shall in no way be affected by the attempt to transfer.

     51. The instrument of transfer of any share shall be in writing in the following form or in any other form approved by the Board of Directors of the Company and shall be signed by the transferor and transferee, or a representative:

               I, the undersigned, of _________ in consideration of the sum of NIS ___ paid to me by _______ of _____ (hereinafter called the "Said Transferee") do hereby transfer to the Said Transferee the share (or shares) numbered _ in ________ Ltd., to hold unto the Said Transferee, executors, administrators, and assigns, subject to the several conditions on which I held the same at the time of the execution thereof, and I, the Said Transferee, do hereby agree to take the said share (or shares) subject to the conditions aforesaid.

               As witness our hands the _ day of

               Witness to the Signatures

     52.  [Intentionally Omitted].

     53. The executors and administrators of a deceased sole holder of a share, or, if there are no executors or administrators, the persons beneficially entitled as heirs of a deceased sole holder, shall be the only persons recognized by the Company as having any title to the share.

     54. The Company may recognize the receiver or liquidator of any shareholder in winding-up or dissolution, or the trustee in bankruptcy or any official receiver of a bankrupt shareholder as being entitled to the shares registered in the name of such shareholder.

     55.  The Company may, by Special Resolution:

          55.1. consolidate and divide its share capital into shares of larger amount than its existing shares;

          55.2. divide, by sub-division of its existing shares, of any of them, the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association, subject, nevertheless, to the provisions of paragraph (d) of Section 144.1 of the Companies Ordinance;

          55.3. cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person;

          55.4. reduce its share capital in any manner and with and subject to any incident authorized, and consent required, by law.

BORROWING POWERS

     56. The Board of Directors may from time to time, at its discretion, borrow or secure the payment of any sums of money for the purposes of or in connection with Company's affairs.

     57. The Directors may secure the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as they think fit, and, in particular, by the issue of bonds, perpetual of redeemable debentures, debenture stock, or any mortgages, charges, of other securities on the undertaking of the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.

GENERAL MEETINGS

     58. An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last Annual General Meeting) and at such time and place as the Board of Directors may fix.

     59. All General Meetings, other than Annual General Meeting, shall be called "Extraordinary General Meetings". The Board of Directors may, whenever it deems fit, convene an Extraordinary General Meeting, and shall be obligated to do so upon a requisition in writing in accordance with Section 63 of the Companies Act.

     60.  [Intentionally Omitted].

     61. Where it is proposed to pass any resolution including a Special Resolution, case seven (7) days' prior notice, specifying the place, the day and the hour of the meeting and the general nature of every matter on the agenda, shall be given to all shareholders entitled to receive notice of General Meetings by notice as hereinafter provided. Provided that if all shareholders entitled to receive notice of General Meetings agree, a General Meeting at which it is proposed to pass a Special Resolution, or any other meeting, may be held if less than 7 (seven) days' or three (3) days' notice, as applicable, is given.

     62. The accidental omission to give notice of a meeting to, or the non-receipt of notice by, any shareholder, may invalidate the proceedings at any meeting.

     63. Any resolution in writing signed by all shareholders of the Company entitled to vote at General Meetings or to which all said shareholders have given their written consent, by letter, or fax or telegram or telex or electronic mail or by other media, shall be deemed to have been unanimously adopted by a meeting duly convened and held.

PROCEEDINGS AT GENERAL MEETINGS

     64. No business shall be transacted at a General Meeting unless the requisite quorum is present at the commencement of the meeting, and no resolution shall be adopted unless the requisite quorum is present when the resolution is voted upon.

     65. Save as herein otherwise provided, the presence of a majority of the shareholders including shareholders holding the majority in interest of the Preferred B Shares shall constitute a quorum for general meetings.

     66. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be postponed to the same date, time and place one week following. At such postponed meeting a quorum shall be formed by the present shareholders.

     67. The Chairman, if any, of the Board of Directors shall preside as Chairman at every General Meeting of the Company. If there is no such Chairman or if at any meeting he is not present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as Chairman, the shareholders present shall elect one of the shareholders to be Chairman. The Chairman of any General Meeting of the Company shall not be entitled to a casting vote.

     68. Ordinary resolutions shall be adopted if approved by the holder(s) of a majority of shares held by the shareholder(s) present at the General Meeting whether personally or by proxy.

     69. Special Resolutions shall be adopted if approved by the holder(s) of 75% (seventy five percent) of the shares held by the shareholder(s) present at the General Meeting whether personally or by proxy.

     70. Subject to Article 69 above and subject to Article 106 below, all resolutions adopted by the General Meeting shall be taken by a majority vote.

     71.  [Intentionally Reserved].

     72.  [Intentionally Reserved].

     73. A declaration by the Chairman of the meeting that a resolution has been adopted unanimously, or adopted by a particular majority, or has been rejected, and an entry to that effect in the minutes book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

     74. The Chairman of a General Meeting may adjourn the same from time to time and from place to place, and the Chairman shall do so if the meeting so demands; but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from the adjournment took place. A notice of the adjournment and of the matters to be included in the agenda of the adjourned meeting shall be given to all shareholders entitled to receive notices of General Meetings.

     74A. The General Meeting, through a Special Resolution, may amend the
          Company's Memorandum of Association and Articles of Association unless stipulated otherwise herein.

VOTES OF SHAREHOLDERS

     75. Every shareholder, present in person or by proxy, shall upon a poll, have such number of votes equal to the aggregate number of shares issued in the class held by him, on an as converted basis.

     76.  [Intentionally Omitted].

     77. Shareholders may vote either personally or by proxy, or, if the shareholder is a corporation, by a representative by a duly authorized proxy.

     78. The instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorized in writing, or, if such appointer is a corporation by a duly authorized representative in the following form or in any other form which may be approved by the Board of Directors of the Company:

               I, _____ of _________being a shareholder of _______ Ltd. , hereby appoint of as my proxy to vote for me and on my behalf at the (ordinary or extraordinary as the case may be) General Meeting of the Company to be held on the _ day of _ and at any adjournment thereof.

               Signed this _ day of

               The appointment may be by facsimile transmission.

     79. In case of joint holders the vote of the senior who tenders a vote whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register.

     80. No shareholder shall be entitled to vote at any General Meeting unless all calls or other sums then due and payable by him in respect of his shares in the Company have been paid.

     81. The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall be deposited at the registered office of the Company not less than twenty four (24) hours before the time for holding the meeting at which the person named in the instrument proposes to vote. The chairman of the meeting shall be entitled to waive such requirement of deposit of twenty-four hours before the meeting in his sole discretion.

     82. A vote given in accordance with the terms of an instrument of appointment of attorney or proxy shall be valid notwithstanding the previous death of the principal, or revocation of the appointment, or transfer of the share in respect of which the vote is given, provided no intimation in writing of the death, revocation or transfer shall have been received at the office or by the Chairman of the meeting before the vote is given.

THE BOARD OF DIRECTORS

     83. Until an IPO, the number of members of the Board of Directors of the Company ("Board") shall be not less than 3 and not more than 7 members.

     84.

          84.1. The holders of the majority of the Preferred A Shares and Preferred B Shares are entitled each to appoint and replace from time to time one (1) member of the Board, by a written notice to the Company..

          84.2. Dr. Yoav Nissan-Cohen shall represent Tower on the Board until such time as the Tower Agreement is terminated or Tower holdings in the Company are reduced to less than 3% of the issued and outstanding share capital of the Company. In the event that Dr. Yoav Nissan-Cohen resigns of otherwise terminates his membership on the Board, or in the event that he ceases to be employed by Tower, and Tower holds 5% or more of the issued and outstanding share capital of the Company, the Company and Tower will appoint a mutually agreed upon Board member as his replacement. Such director will maintain its position as long as Tower holds 5% or more of the issued and outstanding share capital of the Company.

          84.3. The remaining members of the Board will be appointed by a general meeting of the holders of the Ordinary Shares excluding:
               (i) Tower and (ii) the holders of the Preferred Shares.

     85. In addition to the appointment of one director, the holders of the Preferred A Shares will be entitled to appoint one observer, and such observer will be invited to attend the meetings of the Board (without the right to vote thereat) and will receive all written information as a regular member of the Board.

          The right of the holders of Preferred A Shares to appoint a director and an observer to the Board and the right of the holders of Preferred B Shares to appoint a director will expire if each such class's holdings in the Company, respectively, are reduced to less than 4% (on an as-converted basis). In the event that the shareholding of each class of Preferred Shares is reduced below 4% but then increases to 4% or more again, the right of the such class of Preferred Shares to appoint a director (and if applicable, an observer) to the board shall be reinstated immediately thereupon.

     86. The remuneration of the Directors - if any - shall be set from time to time in decisions adopted by the Company in General Meetings.

     87. A Director may appoint in writing, at any time, any other director to act as a substitute director in his stead at any meeting or meetings of the directors at which that director is unable to be present. Any director so appointed shall be entitled to exercise all the powers and authorities of the director who appointed him, and shall comply with all the duties imposed on that director. Such appointment may be by facsimile transmission.

     88.  [Intentionally reserved].

     89.  [Intentionally reserved].

     90.  [Intentionally reserved].

     91. A person who has ceased to be a member of the Board of Directors shall be eligible for re-appointment.

     92. If any member of the Board of Directors is not appointed, or if the office of a member of the Board of Directors is vacated, the continuing members of the Board of Directors may, as long as their number does not fall below the quorum, act in every matter. If the number of Directors falls below quorum, they shall not act except in emergency.

     93. The office of a member of the Board of Directors shall, ipso facto, be vacated upon the happening of any of the following events:

          93.1. Upon his death, or, if the Director is a Company, upon its winding-up;

          93.2. If he be found lunatic or become of unsound mind;

          93.3. If he becomes bankrupt;

          93.4. If he resigns his office by notice in writing to the Company;

          93.5. If he is removed from office under Article 84.

     94. A member of the Board of Directors shall not be required to hold any qualification share.

     95. No member of the Board of Directors shall be disqualified by his office from holding any office or place of profit under the Company or under any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company either as vendor, purchaser, or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any member of the Board of Directors shall be in any way interested, be avoided, nor shall any member of the Board of Directors be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such member of the Board of Directors holding that office or of the fiduciary relations thereby established, but it is declared that the nature of his interest must be disclosed by him at the meeting of the Board of Directors at which the contract or arrangement is first taken into consideration, if his interest then exists, or in any other case at the first meeting of the Board of Directors after the acquisition of his interest.

     96.  [Intentionally Reserved]

     97. The members of the Board of Directors and their substitutes, if any, shall not be paid remuneration or fees out of the funds of the Company unless the General Meeting so decides and at the rate determined by the general Meeting but may be reimbursed for expenses.

PROCEEDINGS OF THE BOARD OF DIRECTORS

     98. The Board may meet together, upon at least 7 days prior notice, and adjourn their meetings and otherwise regulate their meetings and proceedings as they think fit. Notwithstanding, the Board shall meet, in any event at least every calendar quarter. A director shall be entitled to waive this notice requirement. The attendance of a director at a meeting of the Board shall in itself constitute such a waiver.

     99. Quorum. The presence of a majority of the directors including one of the directors appointed by the Preferred Shareholders shall constitute a quorum for meetings of the Board. Notwithstanding the aforesaid, if within half an hour of the time arranged for a Board meeting or for a general meeting, respectively, no quorum is present, such meeting shall stand adjourned to the same day of the following week, at the same hour and in the same place, or in the event that such a day is not a business day, then to the first business day thereafter, and in such adjourned meeting if no quorum is present within half an hour of the time arranged, the present directors or shareholders (as applicable) shall be deemed a quorum.

     100. [Intentionally Omitted]

     101. No business shall be transacted at a meeting of the Board of Directors unless the requisite quorum is present at the commencement of the meeting, and no resolution shall be adopted unless the requisite quorum is present when the resolution is voted upon.

     102. The Board of Directors may from time to time elect one of its members to be Chairman of the Board of Directors, remove such Chairman from office and appoint another in his place.

     103. The Chairman of the Board of Directors shall take the chair at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time appointed for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to the Chairman of such meeting. Such chairman shall have no second vote.

     104. A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretion by or under the regulations of the Company for the time being vested in or exercisable by the Board of Directors generally.

     105. Subject to Article 106 below, Subject to any applicable mandatory law, all resolutions and actions of the Board shall be taken by a majority vote.

     106. Notwithstanding the aforesaid, until the consummation of the IPO any action or resolution of the Company's general meeting, or of the Company's Board of Directors, as applicable, regarding any of the following issues shall require the affirmative consent of:

          106.1. the majority holders of the Preferred B Shares or of the Preferred B Director: Change the terms and provisions of the Preferred B Shares or any other term or condition of the Articles of Association of the Company so as to affect adversely the rights of the Preferred B Shares.

          106.2. the majority holders of the Preferred A Shares or the Preferred A Director: Change the terms and provisions of the Preferred A Shares or any other term or condition of the Articles of Association of the Company so as to affect adversely the rights of the Preferred A Shares.

          106.3. a majority of 70% of the holders of the Preferred A Shares and the Preferred B Shares, as one group:

               106.3.1. Any material transaction with any officer, director, shareholder or any other Interested Party, except for transactions with Tower, M Systems - Flash Disk Pioneers Ltd. and Infineon AG, between the Company and such entities;

               106.3.2. Liquidation, dissolution, winding-up, or any other event which means or entails the cessation of the operations of the Company as an on-going independent business entity; and

               106.3.3. Issuance of share capital, or options, or warrants to purchase shares, or other securities ranking senior to the Preferred A Shares and/or to the Preferred B Shares, or increase in the number of authorized securities beyond those specified in Agreement B and in the Amended Articles (As defined therein)- if such increase adversely affects the rights and privileges of the holders of the Preferred A and/or B Shares.

     107. A resolution in writing signed by all members of the Board of Directors or to which all members of the Board of Directors have agreed in writing or fax or by cable or telex or electronic mail shall be as valid and effective for all purposes as if passed at a meeting of the Board of Directors duly convened and held.

     108. Meetings of the Board of Directors may be held through computer network, telephone, radio or any other media of communication, enabling the Directors to communicate with each other, in the presence of all of them, provided due prior notice detailing the time and manner of holding a given meeting is served (orally or otherwise) upon all the Directors . Any resolution adopted by the Directors in such a meeting will immediately be recorded in writing and signed by the Chairman of the Board of Directors or the Chairman of the meeting, and shall be valid as if adopted at a meeting of the Board of Directors duly convened and held.

     109. The Board of Directors may for any special matter delegate any of its powers to committees consisting of one or several members, whether or not such members are Directors, as the Board of Directors may deem fit, and it may from time to time revoke such delegation. Any Committee so formed (in these Articles referred to as "a Committee of the Board of Directors") shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Board of Directors. The meetings and proceedings of any such Committee of the Board of Directors, consisting of two (2) or more members, shall be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as the same is applicable thereto, and so far as not superseded by any regulation made by the Board of Directors under this Article.

     110. All acts done at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person acting as a Director, shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of such Directors or members of a Committee of the Board of Directors or person acting as aforesaid or any of them, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or a member of such Committee of the Board of Directors.

POWERS OF THE BOARD OF DIRECTORS

     111. The management of the business of the Company shall be vested in the Board of Directors, and the Board of Directors may exercise all such powers and do all such acts and things as the Company is, by its Memorandum of Association and/or its Articles of Association or under the Law, authorized to exercise and do, and are not hereby or by statute directed or required to be exercised or done by the Company in General Meeting, but subject, nevertheless, to the provisions of the Companies Act, and of these presents and any regulations or resolution not being inconsistent with these presents made from time to time by the Company in General Meeting; provided that no such regulation or resolution shall invalidate any prior act done by or pursuant to the directions of the Board of Directors which would have been valid if such regulation or resolution had not been made.

LOCAL MANAGEMENTS

     112. The Board of Directors may from time to time provide for the management and transaction of the affairs of the Company in any specified locality, whether in Israel or abroad, in such manner as it think fit, and the provisions contained in the next following Article shall be without prejudice to the general powers conferred by this Article on the Board of Directors.

     113. The Board of Directors may from time to time and at any time, establish any local board or agency for managing any of the affairs of the Company in any such specified Locality, any may appoint any person to be a member of such local board, or any manger or agent, and may fix their remuneration. The Board of Directors may from time to time and at any time, delegate to any person so appointed any of the powers, authorities and discretion for the time being of any such local board to continue in his office notwithstanding any vacancy which may occur, and any such appointment or delegation may be made on such terms and subject to such conditions as the Board of Directors may think fit, and the Board of Directors may at any time remove any person so appointed and may annul or vary any such delegation.

MANAGING DIRECTORS AND GENERAL MANAGERS

     114. The Board of Directors may from time to time appoint one or more persons, whether or not Directors, as Managing Director or General Manager of the Company, either for a fixed term or without any limitation as to the period for which he or they is or are to hold office, and may from time to time (subject to any provisions of any contract between him or them and the Company) remove or dismiss him or them from office and appoint another or others in his or their place or places.

     115. The remuneration of a Managing Director or Director General shall from time to time (subject to any contract between him and the Company) be fixed by the Board of Directors.

     116. The Board of Directors may from time to time entrust to and confer upon a Managing Director or a General Manager for the time being such of the powers exercisable under these presents by the Board of Directors as it may think fit, and may confer such powers for such time, and to be exercised for such objects and purposes, and upon such terms and conditions, and with such restrictions, as it thinks expedient; and it may confer such powers, either collectively with, or to the exclusion of, and in substitution for, all or any of the powers of the Board of Directors in that behalf; and may from time to time revoke, withdraw, alter or vary all or any of such powers, all as the Board of Directors may, from time to time, deem fit.

MINUTES

     117. The Board of Directors shall cause minutes to be duly entered in books provided for that purpose and which will also include:

          117.1. the names of the Directors present at each meeting of the Board of Directors and of any committee of the Board of Directors;

          117.2. the names of the shareholders present at each General Meeting;

          117.3. all directions given by the Board of Directors to any Committee of the Board of Directors;

          117.4. all proceedings and resolutions of General Meetings and of meetings of the Board of Directors and Committees of the Board of Directors.

     118. Any minutes as aforesaid of a meeting of the Board of Directors, of a meeting of a Committee of the Board of Directors or of a General Meeting of the Company, if purporting to be signed by the Chairman of such meeting or by the Chairman of the next succeeding meeting or by the Chairman of such General Meeting, shall be accepted as prima facie evidence of the matters therein recorded.

BRANCH REGISTERS

     119. The Company may, subject to and in accordance with the provisions of
          Section 138 of the Companies Act and to all orders and directions made and/or to be made by virtue of the said Sections, or any of them, keep branch registers in any place outside of Israel, as the Board of Directors may deem fit, and, subject to the Requirements of the Law, the Board of Directors may from time to time make and alter such regulations as it may deem fit in connection with the keeping of such branch registers.

THE STAMP AND THE RIGHT OF SIGNATURE

     120. The Company shall have at least one rubber stamp, and the Board of Directors shall provide for the safe custody of such rubber stamp.

     121. The Board of Directors shall be entitled to authorize (and revoke such authorization) any person or persons (even if he or they is or are not Director(s) of the Company) to act and sign on behalf of the Company in any given case or as general authority with or without limitations, all as may be determined from time to time by the Board of Directors, and the acts and signatures of such person or persons on behalf of the Company shall bind the Company insofar as such person or persons acted and signed within his or their powers as aforesaid.

     122. The Company may exercise the powers conferred by Article 120 hereof with regard to having a rubber stamp for use abroad, and such powers shall be vested in the Board of Directors.

THE SECRETARY, OFFICERS, AND ATTORNEYS

     123. The Board of Directors may from time to time appoint a Secretary to the Company, as well as officers, personnel, agents and servants, for fixed, provisional or special duties, as the Board of Directors may from time to time deem fit, and may from time to time, in its discretion, suspend the service of any one or more of such persons.

     124. The Board of Directors may determine the powers and duties, as well as the salaries and emoluments, of such persons, and may demand security in such cases and at such amounts as it deems fit.

     125. The Board of Directors may from time to time, and at any time, by power of attorney, appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Board of Directors, to be the Attorney or Attorneys of the Company for such purpose and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Board of Directors under these Articles), and for such period and subject to such conditions as it thinks fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such Attorney as the Board of Directors may think fit, and may also authorize any such Attorney to delegate all or any of the powers, authorities and discretion vested in him.

DIVIDENDS AND RESERVE FUND

     126. The Board of Directors may, before recommending any dividend, set aside, out of the profits of the Company, such sums as it thinks proper, as a reserve fund to meet contingencies, or for equalizing dividends, or for special dividends, or for repairing, improving and maintaining any of the property of the Company, and for such other purposes as the Board of Directors shall, in its absolute discretion, think conducive to the interests of the Company; and may invest the several sums so set aside upon such investments (other than shares of the Company) as it may think fit, and from time to time deal with and vary such investments, and dispose of all or any part thereof for the benefit of the Company, and may divide the reserve fund into such special funds as it thinks fit, and employ the reserve fund or any part thereof in the business of the Company, and without being bound to keep the same separate from the other assets.

     127. Subject to the rights of holders of shares with special rights as to dividends (if there are any) and subject to the provisions of these Articles as to the reserve fund, dividends shall be paid to the shareholders of issued, outstanding and fully paid-up shares proportionately, as the proportion of the number of their issued, outstanding and fully paid-up shares to the total number of issued, outstanding and fully paid-up shares in the Company as of the time of the payment of the dividend, on pro rata basis.

     128. The Company in General Meeting may declare a dividend to be paid to the shareholders according to their rights and interests in the profits, and may fix the time for payment; no dividend shall exceed the amount recommended by the Board of Directors, but the Company, in General Meeting, may declare a smaller dividend.

     128A. The Board of Directors may from time to time pay to the shareholders such interim dividend as may appear to the Board of Directors to be justified by the profits of the Company.

     129. A General Meeting declaring a dividend may resolve that such dividend be paid, wholly or partly, by the distribution of specific assets, and, in particular, by distribution of paid up shares, debentures, or debenture stock of the Company, or paid-up shares, debentures, or debenture stock of any other Company, or in any one or more of such ways.

     130. No dividend shall be paid otherwise than out of the profits of the Company, and no dividend shall carry interest as against the Company.

     131. Any General Meeting may resolve that any moneys, investments, or other assets forming part of the undivided profits of the Company standing to the credit of the reserve fund, or to the credit of the reserve fund, or to the credit of the reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issue of shares and standing to the credit of the share premium account, be capitalized.

     132. For the purpose of giving effect to any resolution under the two (2) last preceding Articles, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may fix the value for distribution of any specific asset, and may determine that cash payments shall be made to any shareholder upon the footing of the value so fixed, or that fractions of value less than NIS 1 - (one New Israeli Shekel) may be disregarded in order to adjust the rights of all parties, and may vest any such cash or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors.

     133. The Board of Directors may deduct from any dividend, bonus or other amount to be paid in respect of shares held by any shareholder, whether alone or together with another shareholder, any sum or sums due from him and payable by him alone or together with any other person to the Company on account of calls or the like.

     134. If several persons are registered as joint holders of any share, any one of them may give effectual receipts for any dividend payable on the share.

BOOKS OF ACCOUNT

     135. The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Act , or any modification thereof for the time being in force. The books of account shall be kept at the registered office of the Company, or at any place or places, as the Board of Directors may deem fit, and they shall always be open to inspection by members of the Board of Directors. No member not being a member of the Board of Directors, shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorized by the Board of Directors or by the Company in General Meeting.

ACCOUNTS AND AUDITS

     136. Once at least in every year the account of the Company shall be examined and the correctness of the profit and loss account and balance sheet ascertained by one or more duly qualified auditors.

     137. The appointment, authorities, rights, salaries and duties of the auditor or auditors shall be regulated by the law in force for the time being.

NOTICES

     138. A notice may be given by the Company to any shareholder, either personally or by letter, or telegram, or telex, or fax, or electronic mail or by any other medium.

     139. A notice may be given by the Company to the joint holders of a share by giving notice to the joint holders named first in the register in respect of the share.

     140. Notice of every General Meeting shall be given in any manner hereinbefore authorized to all holders of share and to every person entitled to a share in consequence of death or bankruptcy or winding-up, would have been entitled to receive notice of the meeting. No other persons shall be entitled to receive notices of General Meetings.

     141. A notice shall be given by the Company to the persons entitled to a share in consequence of the death, bankruptcy or winding-up of a shareholder by sending it through the post in a prepaid letter addressed to them by name, or by the title of the representatives of the deceased, or trustee of the bankrupt or liquidator, or by any like description, at the address, if any, in Israel or abroad, supplied for the purpose by the person claiming to be so entitled, or - until such address has been so supplied - by giving the notice in any manner in which the same might have been given if the death, bankruptcy or winding-up had not occurred.

INSURANCE AND INDEMNITY

     142. The Company is authorized to the fullest extent permitted by the Companies Act , as may be amended or supplemented in the future to:

          142.1. procure directors' and Officers' liability insurance for the following:

               142.1.1. breach of duty or care by any Officer (as defined in the
                    Companies Act ) owed to the Company or any other person; and

               142.1.2. breach of fiduciary duty by any Officer owed to the
                    Company to the extent that such Officer acted in good faith and had a reasonable basis to assume that the action would not prejudice the Company; and

               142.1.3. any financial liability imposed on any Officer for the benefit of a third party as a result of an act or omission such Office Holder committed as an Officer of the Company; and

          142.2. indemnify its Officers (as defined in the Companies Act) for the following:

               142.2.1. any financial liability imposed on any Officer for the benefit of a third party by a judgment, including a settlement or arbitration decision certified by the court, as a result of an act or omission that such Officer committed as an Officer of the Company; and

               142.2.2. reasonable litigation expenses including legal fees incurred by the Officer or which he is obliged to pay by court order for:

                    a) a proceeding brought against him by the Company, on his behalf or by a third party, or

                    b) a criminal proceeding in which he is acquitted, or found guilty if the crime is defined as not necessitating criminal intent, provided that any such proceeding related to an act or omission that such Officer committed as an Officer of the Company; and

               142.2.3. procure insurance for or indemnify any employee who is not an Officer with respect to any of the matters set forth in (a) and (b). The Company is authorized to exempt any or all Officer from liability due to his breach of duty care owed to the Company.

CONFIDENTIALITY AND NON-COMPETE

     143. The shareholders undertakes to keep in strict confidence, and not to use for any purpose whatsoever except for the benefit of the Company, any and all information relating in any way to the Company and its business which had been provided to such party by the Company, except:
          (i) information which is or shall be in the public domain not due to any act of a Shareholder in breach of law or agreement; (ii) information which became or shall become known to a Shareholder prior to disclosure by Company of such information to the Shareholder; (iii) information which became or shall become known to a Shareholder from a source other than Company other than by the breach of an obligation of confidentiality owed to the Company; (iv) information that was or shall be independently developed by a Shareholder; or (v) information which a Shareholder is required to disclose under any applicable law. Notwithstanding the aforesaid, in connection with periodic reports to their shareholders or partners, the Shareholders may make general statements, not containing technical information, regarding the nature and progress of the Company's business, and may provide summary financial information of the Company. In addition, in the event that any Shareholder or its partners or parent companies (any such entity, a "PARENT COMPANY") is or shall become publicly traded and/or otherwise subject to certain disclosure duties under applicable securities laws and regulations (including any regulations and rules of stock exchanges), or any other laws and regulations, the Company shall furnish it with financial statements and/or any other information as such Shareholder or its Parent Company may require in order to comply with any disclosure requirements under such laws and regulations.

     143A. The holders of Preferred Shares confirm that, in the event that any of them shall invest in any entity which directly competes with the Company's products, then, absent the Board's prior written approval, the applicable Preferred Director shall not simultaneously serve as a director of such entity which competes with the Company. It is agreed that in the event a certain holder of Preferred Shares shall make an equity investment in a company which is a competitor of the Company, the applicable Preferred Director shall not be entitled to provide such holder of Preferred Shares with any material concerning the Company which is of a confidential nature. For the prevention of doubt and for purposes of this Article 143A only, financial statements shall not be regarded as confidential. Furthermore, for purposes of this
          Article 143A, a Competitor shall be taken to mean any legal entity in which the holder of Preferred Shares holds at least 5% of the equity or a legal entity in which the holder of Preferred Shares has a representative at the board of directors.

WINDING-UP

     144. If the Company be wound up, the assets available for distribution among the shareholders as such shall be distributed among the shareholders in proportion to the capital paid-up, which ought to have been paid-up at the commencement of the winding-up on the shares held by them.

     145. A resolution to liquidate the Company (as a voluntary liquidation) shall be carried, only if 75% of the holders of Preferred Shares and Ordinary Shares voted in favour including 70% of the holders of the Preferred Shares.

                                    EXHIBIT A

                          WEIGHTED AVERAGE CALCULATION

                                     (P X a) + C'
                               P' = --------------
                                         a + n

In which:

a = Number of Ordinary Shares outstanding immediately prior to the relevant issue of Additional Shares, plus all Ordinary Shares issuable upon conversion or exercise of all outstanding securities of the Company convertible to or exercisable into Ordinary Shares.

n    = Number of Additional Shares issued.

P    = Conversion Price in effect immediately prior to such issuance.

C'   = Total consideration paid for the Additional Shares.

P'   = Adjusted Conversion Price